Exhibit 99.1

THE MADISON SQUARE GARDEN COMPANY REPORTS

RESULTS FOR THE FISCAL 2013 THIRD QUARTER

Third quarter revenues of $412.4 million, a 3% increase compared to prior year quarter

Third quarter AOCF of $91.7 million, a 14% increase compared to prior year quarter

Third quarter operating income of $63.8 million, up 20% versus prior year quarter

NEW YORK, N.Y., May 3, 2013 – The Madison Square Garden Company (NASDAQ: MSG) today reported financial results for the fiscal third quarter ended March 31, 2013.

Fiscal 2013 third quarter revenues of $412.4 million grew 3%, as compared to the prior year quarter, primarily due to an increase in revenues in the MSG Media segment, partially offset by a decrease in revenues in the MSG Sports segment. Adjusted operating cash flow (“AOCF”)(1) of $91.7 million increased 14%, as compared to the prior year quarter, primarily due to an increase in AOCF in the MSG Media segment, partially offset by a decrease in AOCF in the MSG Sports segment. Fiscal 2013 third quarter operating income of $63.8 million grew 20% and net income of $38.4 million ($0.49 per diluted share) increased 24%, both as compared to the prior year quarter.

Results for the fiscal 2013 third quarter were impacted by the shortened NHL regular season as a result of the NHL work stoppage, which delayed the start of the 2012-13 regular season by approximately three months to January 19, 2013 and led to a shortened 48-game regular season. As a result, the New York Rangers (as well as other NHL teams whose games are telecast on MSG Networks) played fewer regular season home and away games during the fiscal 2013 third quarter as compared to the prior year quarter.

In addition, the comparability of fiscal 2013 third quarter results to the prior year quarter was impacted by last year’s NBA work stoppage, which resulted in a shortened 66-game 2011-12 regular season, with those games primarily taking place in the fiscal 2012 third quarter. As a result of last year’s compressed regular season schedule, the New York Knicks played fewer regular season home and away games during the fiscal 2013 third quarter as compared to the prior year quarter.

President and CEO Hank Ratner said: “Our company delivered strong AOCF results in our fiscal third quarter, as we successfully managed our business through the NHL work stoppage. The final phase of the Transformation project will begin following the end of the Knicks’ and Rangers’ seasons, and we look forward to the successful completion of this historic project in the fall. With the approaching conclusion of this significant capital investment, long-term NBA and NHL collective bargaining agreements now in place, our recurring and increasing affiliation fee revenue base and a strong balance sheet, we believe our company is well-positioned to drive continued growth.”

Results from Operations

Segment results for the quarters ended March 31, 2013 and 2012 are as follows:

	Revenues			AOCF			Operating Income (Loss)
	F’Q3	F’Q3	% Change	F’Q3	F’Q3	% Change	F’Q3	F’Q3	% Change
$ millions	2013	2012		2013	2012		2013	2012
MSG Media	$184.7	$166.2	11%	$95.4	$65.3	46%	$89.8	$58.5	53%
MSG Entertainment	35.5	34.3	3%	(13.1)	(12.8)	(2)%	(17.1)	(16.4)	(4)%
MSG Sports	208.1	216.1	(4)%	11.6	29.3	(60)%	8.1	25.4	(68)%
Other (includes eliminations)	(15.8)	(16.2)	2%	(2.2)	(1.7)	(33)%	(17.0)	(14.2)	(20)%

Total Company	$412.4	$400.5	3%	$91.7	$80.2	14%	$63.8	$53.3	20%

Note: Does not foot due to rounding

1.	See definition of adjusted operating cash flow (“AOCF”) included in the discussion of non-GAAP financial measures on page 4 of this earnings release.

MSG Media

For the fiscal third quarter, MSG Media revenues of $184.7 million grew 11%, as compared to the prior year period. Affiliation fee revenue increased $16.8 million, as compared to the prior year quarter. This increase was primarily attributable to MSG Networks being carried by a key affiliate for the entire quarter versus approximately half of the prior year quarter, and higher affiliation rates, partially offset by the impact of revenue recognized in the prior year quarter related to this affiliate’s carriage of Fuse during calendar 2011. Advertising revenue increased $1.8 million, as compared to the prior year quarter, primarily due to higher advertising revenue at Fuse. Advertising revenue at MSG Networks decreased slightly as compared to the prior year quarter, primarily due to the impact of fewer NBA telecasts as a result of the Knicks’ compressed schedule in the prior year quarter, combined with the impact of fewer NHL telecasts as a result of the NHL work stoppage, as well as other advertising revenue decreases, largely offset by higher Knicks per-game advertising revenue.

AOCF of $95.4 million increased 46% and operating income of $89.8 million increased 53%, both as compared to the prior year quarter, primarily due to higher revenues and lower direct operating and selling, general and administrative expenses. The decrease in direct operating expenses was primarily due to lower rights fee expense, mainly a result of the NHL work stoppage, as well as lower non-rights related programming costs at MSG Networks, partially offset by an increase in non-rights related programming costs at Fuse. The decrease in selling, general and administrative expenses was primarily due to the absence in the fiscal 2013 third quarter of certain marketing expenses which were incurred in the prior year quarter related to an affiliate dispute.

MSG Entertainment

For the fiscal third quarter, MSG Entertainment revenues of $35.5 million grew 3%, as compared to the prior year period. The increase was primarily due to higher event-related revenues at The Theater at Madison Square Garden and the Beacon Theatre (both primarily due to an increase in the number of events held) and higher venue-related sponsorship and signage and suite rental fee revenues. This increase was mostly offset by lower revenues for the Radio City Christmas Spectacular franchise, as there were no scheduled performances during the fiscal 2013 third quarter versus performances during the prior year quarter, as well as lower event-related revenues at Radio City Music Hall and The Chicago Theatre (both primarily due to a decrease in the number of events held).

AOCF loss of $13.1 million increased 2% and operating loss of $17.1 million increased 4%, both as compared to the prior year quarter, primarily due to an increase in selling, general and administrative and direct operating expenses, partially offset by the increase in revenues. The increase in selling, general and administrative expenses was primarily due to higher employee compensation and related benefits and allocated corporate general and administrative expenses. The increase in direct operating expenses was primarily due to higher venue operating costs, primarily for Radio City Music Hall and the Forum, the latter of which is not currently open for events, and higher event-related expenses, partially offset by lower expenses for the Christmas Spectacular franchise and other net expense decreases.

MSG Sports

For the fiscal third quarter, MSG Sports revenues of $208.1 million decreased 4% as compared to the prior year period. Total segment revenues were negatively impacted by the New York Rangers’ shortened regular season due to the NHL work stoppage. In addition, the comparability of segment revenues to the prior year quarter was impacted by the New York Knicks’ compressed regular season schedule in the prior year quarter as a result of the NBA work stoppage. The impact of these two items was reflected in lower professional sports team ticket-related revenue, league distributions, and food, beverage and merchandise revenues, partially offset by an increase in suite rental fee revenue and sponsorship and signage revenue. In addition, event-related revenues from other live sporting events and other net revenues decreased, as compared to the prior year quarter.

AOCF decreased by $17.7 million to $11.6 million and operating income decreased by $17.2 million to $8.1 million, both as compared to the prior year quarter, primarily due to higher direct operating expenses and lower revenues. The increase in direct operating expenses was primarily due to higher net provisions for certain team personnel transactions and higher team personnel compensation costs, partially offset by lower event-related expenses for other live sporting events, expenses associated with food, beverage and merchandise sales and other net expense decreases.

About The Madison Square Garden Company

The Madison Square Garden Company is a fully-integrated sports, media and entertainment business. The Company is comprised of three business segments: MSG Sports, MSG Media and MSG Entertainment, which are strategically aligned to work together to drive the Company’s overall business, which is built on a foundation of iconic venues and compelling content that the company creates, produces, presents and/or distributes through its programming networks and other media assets. MSG Sports owns and operates the following sports franchises: the New York Knicks (NBA), the New York Rangers (NHL), the New York Liberty (WNBA), and the Connecticut Whale (AHL). MSG Sports also features the presentation of a wide variety of live sporting events including professional boxing, college basketball, bull riding and tennis. MSG Media is a leader in production and content development for multiple distribution platforms, including content originating from the Company’s venues. MSG Media’s television networks consist of regional sports networks, MSG Network and MSG+, collectively referred to as MSG Networks; and Fuse, a national television network dedicated to music. MSG Networks also include high-definition channels, MSG HD and MSG+ HD, and Fuse includes its high-definition channel, Fuse HD. MSG Entertainment is one of the country’s leaders in live entertainment. MSG Entertainment creates, produces and/or presents a variety of live productions, including the Radio City Christmas Spectacular featuring the Radio City Rockettes. MSG Entertainment also presents or hosts other live entertainment events such as concerts, family shows and special events in the Company’s diverse collection of venues. These venues consist of Madison Square Garden, The Theater at Madison Square Garden, Radio City Music Hall, the Beacon Theatre, the Forum in Inglewood, CA, The Chicago Theatre, and the Wang Theatre in Boston, MA. More information is available at www.themadisonsquaregardencompany.com.

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before 1) depreciation, amortization and impairments of property and equipment and intangible assets, 2) share-based compensation expense or benefit, and 3) restructuring charges or credits. Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to either the distortive effects of fluctuating stock prices or the settlement of an obligation that is not expected to be made in cash.

We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis. AOCF and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of AOCF to operating income (loss), please see page 5 of this release.

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

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Contacts: Kimberly Kerns Senior Vice President Communications The Madison Square Garden Company (212) 465-6442	Ari Danes, CFA Vice President Investor Relations The Madison Square Garden Company (212) 465-6072

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. ET at www.themadisonsquaregardencompany.com

Conference call dial-in number is 877-347-9170 / Conference ID Number 32084162

Conference call replay number is 855-859-2056 / Conference ID Number 32084162 until May 10, 2013

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED OPERATIONS DATA AND RECONCILIATION

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2013	2012	2013	2012
Revenues	$412,406	$400,451	$1,004,458	$951,097

Adjusted operating cash flow	$91,739	$80,230	$263,336	$205,453
Share-based compensation expense	(4,958)	(4,371)	(13,898)	(14,817)

Operating income before depreciation and amortization	86,781	75,859	249,438	190,636
Depreciation and amortization (incl. impairments)	(22,995)	(22,536)	(64,439)	(62,994)

Operating income	63,786	53,323	184,999	127,642
Other income (expense):
Interest expense, net	(1,193)	(1,088)	(3,607)	(3,601)
Miscellaneous	3,373	6,590	3,475	6,590

Income from operations before income taxes	65,966	58,825	184,867	130,631
Income tax expense	(27,517)	(27,750)	(78,902)	(52,649)

Net income	$38,449	$31,075	$105,965	$77,982

Basic earnings per common share	$0.50	$0.41	$1.39	$1.04

Diluted earnings per common share	$0.49	$0.40	$1.36	$1.01

Basic weighted-average number of common shares outstanding	76,537	75,007	76,022	74,717
Diluted weighted-average number of common shares outstanding	78,041	77,612	77,900	77,392

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO

OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating cash flow as described in this earnings release:

•	Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment and intangible assets in all periods.

•

Share-based compensation expense. This adjustment eliminates the compensation expense relating to restricted stock, restricted stock units, stock options and stock appreciation rights granted under our employee stock plans and non-employee director plans in all periods.

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED OPERATIONS DATA

(Dollars in thousands)

(Unaudited)

REVENUES

	Three Months Ended March 31,		% Change
	2013	2012
MSG Media	$184,666	$166,180	11%
MSG Entertainment	35,491	34,342	3%
MSG Sports	208,080	216,131	(4)%
Other (including Inter-segment eliminations)	(15,831)	(16,202)	2%

Total Madison Square Garden Company	$412,406	$400,451	3%

	Nine Months Ended March 31,		% Change
	2013	2012
MSG Media	$500,974	$447,218	12%
MSG Entertainment	217,390	213,168	2%
MSG Sports	329,547	333,567	(1)%
Other (including Inter-segment eliminations)	(43,453)	(42,856)	(1)%

Total Madison Square Garden Company	$1,004,458	$951,097	6%

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow		% Change	Operating Income (Loss)		% Change
	Three Months Ended March 31,			Three Months Ended March 31,
	2013	2012		2013	2012
MSG Media	$95,390	$65,347	46%	$89,786	$58,545	53%
MSG Entertainment	(13,078)	(12,764)	(2)%	(17,102)	(16,415)	(4)%
MSG Sports	11,649	29,316	(60)%	8,143	25,381	(68)%
All other	(2,222)	(1,669)	(33)%	(17,041)	(14,188)	(20)%

Total Madison Square Garden Company	$91,739	$80,230	14%	$63,786	$53,323	20%

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Nine Months Ended March 31,		% Change	Nine Months Ended March 31,		% Change
	2013	2012		2013	2012
MSG Media	$267,712	$192,718	39%	$250,982	$168,837	49%
MSG Entertainment	4,399	10,617	(59)%	(6,904)	(644)	—
MSG Sports	(1,374)	8,933	—	(12,279)	(2,949)	—
All other	(7,401)	(6,815)	(9)%	(46,800)	(37,602)	(24)%

Total Madison Square Garden Company	$263,336	$205,453	28%	$184,999	$127,642	45%

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	March 31, 2013	June 30, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$228,417	$206,500
Restricted cash	4,948	5,789
Accounts receivable, net of allowance for doubtful accounts of $2,063 and $2,434	174,844	126,565
Net related party receivables	27,193	27,277
Prepaid expenses	35,699	29,700
Other current assets	17,474	19,980

Total current assets	488,575	415,811
Property and equipment, net	1,092,694	969,528
Amortizable intangible assets, net	93,305	101,814
Indefinite-lived intangible assets	158,636	158,636
Goodwill	742,492	742,492
Other assets	94,845	136,403

	$2,670,547	$2,524,684

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$6,956	$33,048
Net related party payables	737	362
Accrued liabilities:
Employee related costs	67,056	82,886
Other accrued liabilities	212,760	188,410
Deferred revenue	240,219	211,639

Total current liabilities	527,728	516,345
Defined benefit and other postretirement obligations	64,644	58,817
Other employee related costs	44,236	36,689
Other liabilities	57,708	60,438
Deferred tax liability	539,371	532,382

Total liabilities	1,233,687	1,204,671

Commitments and contingencies
Stockholders’ Equity:
Class A Common stock, par value $0.01, 360,000 shares authorized; 63,262 and 62,016 shares outstanding	638	628
Class B Common stock, par value $0.01, 90,000 shares authorized; 13,589 shares outstanding	136	136
Preferred stock, par value $0.01, 45,000 shares authorized; none outstanding	—	—
Additional paid-in capital	1,069,261	1,070,046
Treasury stock, at cost, 597 and 927 shares	(14,191)	(22,047)
Retained earnings	401,377	295,412
Accumulated other comprehensive loss	(20,361)	(24,162)

Total stockholders’ equity	1,436,860	1,320,013

	$2,670,547	$2,524,684

THE MADISON SQUARE GARDEN COMPANY

SELECTED CASH FLOW INFORMATION

(Dollars in thousands)

(Unaudited)

	Nine Months Ended March 31,
	2013	2012
Net cash provided by operating activities	$180,762	$235,567

Net cash used in investing activities	(152,551)	(356,473)

Net cash used in financing activities	(6,294)	(2,874)

Net increase (decrease) in cash and cash equivalents	21,917	(123,780)
Cash and cash equivalents at beginning of period	206,500	304,876

Cash and cash equivalents at end of period	$228,417	$181,096